Exhibit 10(q)(iv)

Execution

FOURTH AMENDMENT TO REVOLVING CREDIT AGREEMENT

This Fourth Amendment to Revolving Credit Agreement (this “Amendment”) is entered into as of July 20, 2009 (the “Effective Date”) by and among Richardson Electronics, Ltd., a Delaware corporation, Richardson Electronics Limited, an English limited liability company, Richardson Electronics Benelux B.V., a Dutch private limited liability company, Richardson Electronics Pte Ltd, a company organized under the laws of Singapore, Richardson Electronics Pty Limited, a company organized under the laws of New South Wales, Australia, Richardson Electronics Hong Kong Limited, a company organized under the laws of Hong Kong, the lenders party hereto (each, a “Lender” and collectively, the “Lenders”) and JP Morgan Bank, N.A., a national banking association as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, the Borrowers, the Lenders and the Agent are parties to that certain Revolving Credit Agreement dated as of July 27, 2007 (as amended or modified from time to time, the foregoing being referred to as the “Agreement”);

WHEREAS, the Borrowers, the Lenders and the Agent desire to amend the Agreement in certain respects on terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used herein but not defined herein shall have the meanings ascribed thereto in the Agreement.

2. Amendments to the Agreement. The Agreement is hereby amended as follows:

(a) Section 1.1 of the Agreement is hereby amended to delete in their entirety the definitions of “Aggregate Commitment,” “Agreed Currencies,” “Alternate Base Rate,” “Borrower,” “Borrowing Base,” “Euro Subfacility Limit,” “Goodwill Impairment Charge,” “Identified Charges,” “Leverage Ratio,” “Singapore Subfacility Limit,” and “US Facility Borrower” and to replace said definitions as follows:

“‘Aggregate Commitment’ means the aggregate of the Commitments of all the Lenders as increased or reduced from time to time under the terms hereof. The initial Aggregate Commitment shall be Twenty Five Million Dollars ($25,000,000).”

“Agreed Currencies’ means (i) so long as such currencies remain Eligible Currencies, U.S. Dollars, Hong Kong Dollars and Singapore Dollars; (ii) the Euro; and (iii) any other Eligible Currency which a Borrower requests the Administrative Agent to include as an Agreed

Currency hereunder and which is acceptable to all of the Lenders. For the purposes of this definition, each of the specific currencies referred to in clause (i) above shall mean and be deemed to refer to the lawful currency of the jurisdiction referred to in connection with such currency.”

“‘Alternate Base Rate’ means the Prime Rate; provided that the Alternate Base Rate shall never be less than the Adjusted One Month LIBOR Rate. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.”

“‘Borrower’ (each a ‘Borrower”) shall mean Richardson Electronics, Ltd., a Delaware corporation, Richardson Electronics Limited, an English limited liability company, Richardson Electronics Benelux B.V., a Dutch private limited liability company, Richardson Electronics Pte Ltd, a company organized under the laws of Singapore, Richardson Electronics Pty Limited, a company organized under the laws of New South Wales, Australia, Richardson Electronics Hong Kong Limited, a company organized under the laws of Hong Kong.”

“‘Borrowing Base’ means, at any time and in respect of the US-Borrower and its Wholly-Owned Subsidiaries, an amount equal to the lesser of (a) the Aggregate Commitment or (b) the sum of (i) eighty percent (80%) of the Net Amount of Eligible Accounts; plus (ii) fifty percent (50%) of the lesser of cost (determined on a first-in-first-out basis) and fair market value of Eligible Inventory but in no event shall the value of Eligible Inventory for this purpose exceed the Dollar Amount of Twelve Million Five Hundred Thousand Dollars ($12,500,000).”

“‘Euro Subfacility Limit’ means the Dollar Amount of Fifteen Million Dollars ($15,000,000).”

“‘Goodwill Impairment Charge’” means a non-cash charge for the reduction in goodwill (within the meaning of Agreement Accounting Principles) of the US-Borrower and its consolidated Subsidiaries presented in a certificate provided to the Administrative Agent by the Chief Financial Officer of the US-Borrower recognized solely in respect of the US-Borrower’s fiscal period ended May 30, 2009 and in an amount not in excess of $1,500,000.”

“‘Identified Charges’ shall mean in respect of the US Borrower and its consolidated Subsidiaries, the following charges, in each case as determined by Agreement Accounting Principles: (i). severance expenses related to reductions in force in an amount not to exceed $2,200,000 in respect of the fiscal quarter ended on or about May 30, 2009; (ii) inventory reserves in an amount not in excess of $7,500,000 in respect of the fiscal quarter ended on or about May 30, 2009; (iii) severance expenses related to reductions in force in an amount not to exceed $1,200,000 in respect of the fiscal quarter ended on or about February 28, 2009; (iv) inventory reserves in an amount not in excess of $2,000,000 in respect of the fiscal quarter ended on or about February 28, 2009; and (v) software development costs associated with the abandonment of systems projects in an amount not in excess of $5,800,000 in respect of the fiscal quarter ended February 28, 2009.”

“‘Leverage Ratio’ means, as of any date of calculation, the quotient of (i) Senior Funded Debt outstanding on such date, over (ii) Adjusted EBITDA calculated for the US-Borrower and its consolidated Subsidiaries for the period of the trailing four consecutive fiscal quarters ending on or most recently ended prior to such date of determination; provided, that solely with respect to the fiscal quarters ended on or about February 28, 2009 and May 30, 2009, there shall be added to Adjusted EBITDA the sum of relevant Identified Charges and Goodwill Impairment Charge.”

“‘Singapore Subfacility Limit’ means the Dollar Amount of Fifteen Million Dollars ($15,000,000).”

“‘US Facility Borrower’ means the US-Borrower, the Hong Kong Borrower, the Singapore Borrower and the Euro Holding Company.”

(b) Section 1.1 of the Agreement is hereby amended to add the following new definitions in appropriate alphabetical order:

“‘Adjusted One Month LIBOR Rate’” means, an interest rate per annum equal to the sum of (i) 2.50% per annum plus (ii) the quotient of (a) the interest rate determined by the Holder by reference to the Reuters Screen LIBOR01 Page (or on any successor or substitute page) to be the rate at approximately 11:00 a.m. London time, on such date or, if such date is not a Business Day, on the immediately preceding Business Day, for dollar deposits with a maturity equal to one (1) month divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to dollar deposits in the London interbank market with a maturity equal to one (1) month.”

“‘HIBOR’ means, for a relevant interest period, that rate of interest for interbank deposits denominated in Hong Kong Dollars displayed at Page HKABHIBOR or 9898 of the Reuters Monitor Money Rates Services at 11 a.m. Hong Kong time on the second Business Day before the first day of such interest period; provided that if no such screen rate is available, “HIBOR” shall be the rate determined by the Administrative Agent to be the interest rate at which prime banks in the Hong Kong interbank market at or about 11:00 a.m. (Hong Kong time) on the second Business Day before the first day of such interest period offer for deposits denominated in Hong Kong Dollars.

“‘HIBOR Advance’ means an Advance bearing interest at the HIBOR Rate.”

“‘HIBOR Interest Period’” means with respect to a HIBOR Advance, a period of one, two, three or six months commencing on a Business Day selected by the Hong Kong Borrower requesting such Advance pursuant to this Agreement. Such HIBOR Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such HIBOR Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a HIBOR Interest Period would otherwise end on a day which is not a Business Day, such HIBOR Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such HIBOR Interest Period shall end on the immediately preceding Business Day.”

“‘HIBOR Rate’” means, with respect to an Advance for the relevant Interest Period, the sum of (i) the quotient of (a) HIBOR applicable to such Interest Period over (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period plus (ii) the Applicable Margin.”

“‘Hong Kong Borrower’ means Richardson Electronics Hong Kong Limited, a company organized under the laws of Hong Kong.”

“‘Hong Kong Dollars’ or “‘H$’” means the lawful currency of Hong Kong.”

“‘Hong Kong Subfacility’ means the Revolving Loans denominated in Hong Kong Dollars and made available by the Lenders to the Hong Kong Borrower pursuant to the terms hereof. Loans under the Hong Kong Subfacility may only be HIBOR Advances.”

“‘Hong Kong Subfacility Limit’ means Advances denominated in Hong Kong Dollars in an outstanding amount not to exceed the Dollar Amount of Fifteen Million Dollars ($15,000,000).”

(c) Sections 2.1, 2.2.1, 2.2.2, 2.5, 2.6, 2.7.1, 2.9, and 2.12(a) are hereby deleted in their entirety and replaced as follows (intervening sections not referenced herein shall remain in effect in accordance with their terms). A new section 2.7.3A is further added, as denoted below, following Section 2.7.3.

2.1 Commitments; Credit Facilities. Subject to the limitations set forth in the next sentence, from and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Advances, to the extent of such Lender’s Commitment, to the applicable Borrowers. Each Lender agrees, on the terms and conditions set forth herein to make Advances to any Borrower in the applicable Agreed Currency from time to time in amounts not to exceed in the aggregate at any one time outstanding its Commitment, provided that (i) the Aggregate Total Outstandings under the Euro Subfacility shall at no time exceed the Euro Subfacility Limit, (ii) the Aggregate Total Outstandings under the Singapore Subfacility shall at no time exceed the Singapore Subfacility Limit, (iii) the Aggregate Total Outstandings under the Hong Kong Subfacility shall at no time exceed the Hong Kong Subfacility Limit and (iv) the Aggregate Total Outstandings shall at no time exceed the lesser of (x) the Borrowing Base and (y) the Aggregate Commitment. Subject to the terms of this Agreement, any Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date.

2.2.1 Mandatory Prepayment. (a) If at any time the Aggregate Total Outstandings (calculated as of the most recent Computation Date) exceeds either the Aggregate Commitment or the Borrowing Base, then (A) the US-Borrower shall be obligated to immediately repay Advances under the US Subfacility, and (B) each Non-US Borrower shall be jointly and severally obligated to immediately repay Advances under all Subfacilities, in each case in a principal amount that is, together with any other Borrower’s repayment pursuant to this sentence, sufficient to eliminate any such excess; provided that no Non-US Borrower shall be required to repay any amount to the extent prohibited by applicable law. If at any time (in each case measured as of the most recent Computation Date) (i) the Aggregate Total Outstandings in respect of the Euro Subfacility exceed the Euro Subfacility Limit, (iii) the Aggregate Total Outstandings in respect of the Singapore Subfacility exceed the Singapore Subfacility Limit, (iv) the Aggregate Total Outstandings in respect of the Hong Kong Subfacility exceed the Hong Kong Subfacility Limit, each Borrower that is a party to such affected Subfacility shall be jointly and severally obligated to repay Advances under the affected Subfacility in an amount or amounts sufficient to eliminate any such excess. Until such time as an excess in an affected Subfacility is so eliminated, the Aggregate Commitment shall be reduced by an amount equal to the Dollar Amount of the excess of such affected Subfacility.

2.2.2 Voluntary Prepayment. The applicable Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Advances under its respective Facility, or, in the minimum amount of EUR 1,000,000 or any integral multiples of EUR 100,000 in excess thereof in the case of the Euro Subfacility, the minimum of S$ 1,000,000 or any integral multiples of S$ 100,000 in excess thereof in the case of the Singapore Subfacility, the minimum of H$ 1,000,000 or any integral multiples of H$ 100,000 in excess thereof in the case of the Hong Kong Subfacility, and the minimum of $1,000,000 or any integral multiples of $100,000 in excess thereof in the case of the US Facility (except that prepayments may be made in the minimum amount of $100,000 or any integral multiples of $100,000 in excess thereof in the case of a Floating Rate Advance), any portion of the outstanding Advances upon three Business Days’ prior notice to the Administrative Agent by 10:00 a.m. (local time).

2.5 Minimum Amount of Each Advance. Each Advance shall be in a minimum amount of (i) EUR 1,000,000 and in multiples of EUR 100,000 if in excess thereof in the case of the Euro Subfacility, (ii) S$ 1,000,000 and in multiples of S$ 100,000 if in excess thereof in the case of the Singapore Subfacility, (iii) $1,000,000 and in multiple of $100,000 if in excess thereof in the case of Eurocurrency Advances under the US Facility (iv) H$ 5,000,000 and in multiples of H$ 1,000,000 if in excess thereof in the case of the Hong Kong Subfacility, and (v) $300,000 and in multiples of $100,000 if in excess thereof in the case of Floating Advances under the US Facility.

2.6 Method of Selecting Types and Interest Periods for New Advances. Each Borrower shall select the Type of Advance, the Interest Period (if applicable) and the Agreed Currency applicable thereto from time to time. Each Borrower shall give the Administrative Agent irrevocable notice, substantially in the form of Exhibit B attached hereto, (a “Borrowing Notice”) (i) not later than 10:00 a.m. (London time) at least three Business Days before the

Borrowing Date in the case of Eurocurrency Advances requested from the Administrative Agent, (ii) not later than 12:00 noon (Chicago time) at least three Business Days before the Borrowing Date in the case of SIBOR Advances requested from the Administrative Agent (iii) not later than 12:00 noon (Chicago time) at least three Business Days before the Borrowing Date in the case of HIBOR Advances requested from the Administrative Agent and (iv) not later than 10:00 a.m. (Chicago time) on the Borrowing Date in the case of Floating Rate Advances requested from the Administrative Agent, specifying:

(i)	the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)	the aggregate amount of such Advance,

(iii)	the Type of Advance; and

(iv)	the Interest Period and Agreed Currency applicable thereto.

Timing and mechanics of Overdraft Loans shall be as set forth in the Overdraft Facility Agreement.

2.7 Continuation; Rollover and Conversion of Outstanding Advanceds.

2.7.1 Continuation of Eurocurrency Advances. The provisions of this Section 2.7.1 shall apply to each Subfacility. Each Eurocurrency Advance shall continue as an Advance until the end of the then applicable Interest Period therefor, at which time each such Advance shall automatically continue as an Advance in the same Agreed Currency with an Interest Period of one month unless (x) such Advance is or was repaid in accordance with Section 2.2 or (y) the applicable Borrower shall have given the Administrative Agent a Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Advance continue as an Advance for the same or another Interest Period.

Subject to the terms of Section 2.5, so long as no Default has occurred and is continuing, any applicable Borrower may elect from time to time to continue all or any part of an Eurocurrency Advance, SIBOR Advance or HIBOR Advance denominated in the same Agreed Currency. Any such Borrower shall give the Administrative Agent irrevocable notice, substantially in the form of Exhibit C attached hereto, (a “Continuation Notice”) of each continuation of an Advance not later than 10:00 a.m. (London time) at least three Business Days prior to the date of the requested continuation to the Administrative Agent, specifying:

(i)	the requested date, which shall be a Business Day, of such continuation, and

(ii)	the Agreed Currency and amount into which such Advance is to be continued and the duration of the Interest Period applicable thereto.

2.7.3A Continuation of HIBOR Advance. With respect to each HIBOR Advance which is outstanding, at or before 11:00 a.m. three Business Days before the end of the then applicable HIBOR Interest Period, the Hong Kong-Borrower shall notify the Administrative Agent in form and substance substantially as attached as Exhibit G-1 (“Hong Kong Rollover

Notice”) either of (i) the next HIBOR Interest Period which such Hong Kong-Borrower has selected as applicable to the HIBOR Advance, which new HIBOR Interest Period shall commence on and include the last day of the prior HIBOR Interest Period, or (ii) the intention of such Hong Kong-Borrower to repay such HIBOR Advance at the end of the relevant HIBOR Interest Period. If such Hong Kong-Borrower fails to select and to notify the Administrative Agent of the HIBOR Interest Period applicable to the SIBOR Advance, or of its intention to repay such SIBOR Advance, the Hong Kong-Borrower shall be deemed to have selected a new Interest Period of one month for such Advance.

2.9 Changes in Interest Rate, etc. Each Eurocurrency Advance, SIBOR Advance and HIBOR Advance shall bear interest at the Eurocurrency Rate, the SIBOR Rate or the HIBOR Rate, as applicable, on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Advance based upon each Borrower’s selections under Sections 2.6 and 2.7 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Floating Rate Advance is made or is converted from a Eurocurrency Advance into a Floating Rate Advance pursuant to Section 2.7.2 to but excluding the date it becomes due or is converted into a Eurocurrency Advance pursuant to Section 2.7.2 at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advances maintained as a Floating Rate Advance will take effect simultaneously with each change in such applicable rate. Each Eurocurrency Advance, SIBOR Advance and HIBOR Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Eurocurrency Interest Period, SIBOR Interest Period and HIBOR Interest Period applicable thereto to (but not including) the last day of such Eurocurrency Interest Period, SIBOR Interest Period or HIBOR Interest Period at the Eurocurrency Rate, SIBOR Rate, or HIBOR Rate as applicable determined as applicable to such Eurocurrency Advance, SIBOR Advance or HIBOR Advance.

2.12 Increase in Commitments.

(a) The US-Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Commitments from one or more Incremental Lenders (which may include any existing Lender), in an amount such that all such Incremental Commitments combined do not exceed the Dollar Amount of $15,000,000; provided that after giving effect to such increase the Aggregate Commitment shall not exceed the Dollar Amount of $40,000,000 and provided further that each Incremental Commitment and each Incremental Lender shall be subject to the approval of the Administrative Agent. Such notice shall set forth (i) the amount of the Incremental Commitments being requested (which shall be in an amount of at least the Dollar Amount of $1,000,000), and (ii) the date on which such Incremental Commitments are requested to become effective (which shall not be less than ten (10) Business Days after the date of such notice). For the avoidance of doubt, only the approval of the Administrative Agent with regard to, and no approval from the Lenders shall be required with regard to, and no Lender shall have the right to object to, any request by the US-Borrower to the Administrative Agent to arrange for the making of any Incremental Commitment.

(d) The Hong Kong Borrower is hereby added as a Borrower under the Agreement and hereby agrees to be bound by all of the terms and conditions contained therein. The Hong Kong Borrower’s contact information is set forth beneath its signature page below.

(e) Annex A to the Agreement is hereby deleted in its entirety and replaced with Annex A attached hereto and made a part hereof.

(f) A new Exhibit G-1, “Hong Kong Borrower Notice” is hereby added to the Agreement in the form attached hereto.

(g) Each Guarantor hereby agrees that the definition of “Obligations” in each Guaranty shall be modified and expanded to include, without limitation, the Funds Transfer Obligations and shall include the unconditional obligation to pay and perform the Funds Transfer Obligations in accordance with the terms of each Guaranty.

(h) Richardson Electronics, Ltd. hereby agrees that the definition of “Obligations” in each of the Security Agreement and the Stock Pledge Agreement, each dated July 27, 2007 and each entered into in favor of the Administrative Agent shall be modified and expanded to include, without limitation, the Funds Transfer Obligations and shall secure the Funds Transfer Obligations in accordance with the terms of each such instrument.

(i) Richardson International, Inc. hereby agrees that the definition of “Obligations” in the Stock Pledge Agreement dated July 27, 2007 and entered into in favor of the Administrative Agent shall be modified and expanded to include, without limitation, the Funds Transfer Obligations and shall secure the Funds Transfer Obligations in accordance with the terms of such instrument.

ARTICLE 2Effectiveness. This Amendment shall become effective when the Administrative Agent has received all of the following acknowledged to be satisfactory by the Administrative Agent:

2.1 This Amendment, executed by the requisite signatories;

2.2 A certificate, signed by the chief executive officer of Richardson Electronics, Ltd. substantially in the form of Exhibit I attached hereto and made a part hereof, stating that on the Effective Date (after giving effect to this Amendment) no Default or Unmatured Default has occurred and is continuing and further certifying that the representations and warranties contained in Article 5 of the Agreement are true and correct on and as of the Effective Date, together with a certification of the validity and accuracy of the Goodwill Impairment Charge;

2.3 The representations and warranties contained in Section 4 of this Amendment shall be true and correct in all material respects; and

2.4 Such other documents, instruments or approvals (and, if requested by the Administrative Agent, certified duplicates of executed copies thereof) as the Administrative Agent may reasonably request.

ARTICLE 3Representations and Warranties. Each Borrower represents and warrants to the Lenders and the Administrative Agent (which representations and warranties shall become part of the representations and warranties made by such Borrower under the Agreement) that:

2.1 The execution, delivery and performance of this Amendment has been duly authorized by all necessary action and will not require any consent or approval of any person or entity, violate in any material respect any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Borrower is a party or by which it or its properties may be bound or affected;

2.2 No consent, approval or authorization of or declaration or filing with any governmental authority or any non-governmental person or entity, including without limitation, any creditor or partner of any Borrower is required on the part of such Borrower in connection with the execution, delivery and performance of this Amendment or the transactions contemplated thereby and the execution, delivery and performance of this Amendment and the transactions contemplated hereby will not violate the terms of any contract or agreement to which such Borrower is a party;

2.3 The Agreement, as amended hereby, is the legal, valid and binding obligation of each Borrower, enforceable against it in accordance with the terms thereof;

2.4 The most recent financial statements of each Borrower delivered to the Lenders are complete and accurate in all material respects and present fairly the financial condition of such Borrowers as of such date in accordance with generally accepted accounting principles. There has been no adverse material change in the condition of the business, properties, operations or condition, financial or otherwise, of any Borrower since the date of such financial statements which has or could reasonably be expected to have a Material Adverse Effect in respect of the US-Borrower or its Subsidiaries; and

2.5 After giving effect to this Amendment and the transactions contemplated hereby, no Default or Event of Default has occurred or exists under the Agreement as of the Effective Date hereof.

ARTICLE 4Acknowledgement and Reaffirmation; No Waiver. Each Borrower hereby ratifies and affirms all of the obligations and undertakings contained in the Agreement and the Agreement remains in full force and effect in accordance with its terms. Each Borrower and each Guarantor hereby acknowledges, agrees and affirms that each document and instrument securing or supporting the obligations and indebtedness owing to the Lenders and Administrative Agent prior to the date of this Amendment remains in full force and effect in accordance with its terms, and that such security and support remains in full force effect as to all obligations under the Agreement.

ARTICLE 5Expenses. The Borrowers jointly and severally agree to pay and save the Lenders and Administrative Agent harmless from liability for the payment of all costs and expenses arising in connection with this Amendment, including the reasonable fees and expenses of Baker & McKenzie LLP, counsel to the Administrative Agent and certain of the Lenders, in connection with the preparation and review of this Amendment and any related documents.

ARTICLE 6Governing Law. This Amendment shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Illinois.

ARTICLE 7Counterparts; Facsimile. This Amendment may be executed in one or more counterparts, each of which together shall constitute the same agreement. One or more counterparts of this Amendment may be delivered by facsimile, with the intention that such delivery shall have the same effect as delivery of an original counterpart thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BORROWERS:

RICHARDSON ELECTRONICS, LTD.

/s/ Edward J. Richardson
By:	Edward J. Richardson
Title:	Chairman, CEO and President

RICHARDSON ELECTRONICS LIMITED

/s/ Thomas Harbrecht
By:	Thomas Harbrecht
Title:	Director

RICHARDSON ELECTRONICS BENELUX B.V.

/s/ Ada Bulk
By:	Ada Bulk
Title:	Director

RICHARDSON ELECTRONICS PTE LTD

/s/ Thomas Harbrecht
By:	Thomas Harbrecht
Title:	Director

RICHARDSON ELECTRONICS PTY LIMITED

/s/ Thomas Harbrecht
By:	Thomas Harbrecht
Title:	Director

RICHARDSON ELECTRONICS HONG KONG LTD.

By:	/s/ Thomas Harbrecht
Its:	Director

40 W267 Keslinger Road P.O. Box 393 LaFox, Illinois 60147-0393 Attention: Michelle Perricone Tel: 630-208-2200 Fax: 630-208-2950

GUARANTOR

THE UNDERSIGNED, EACH A GUARANTOR OF THE OBLIGATIONS UNDER THE AGREEMENT, BEING FAMILIAR WITH THE TERMS OF THE FOREGOING AMENDMENT, HEREBY RATIFIES AND REAFFIRMS ALL SUCH OBLIGATIONS, IN EACH CASE AS SET FORTH IN THOSE CERTAIN GUARANTIES, DATED JULY 27, 2007

RICHARDSON ELECTRONICS, LTD.

/s/ Edward J. Richardson
By:	Edward J. Richardson
Title:	Chairman, CEO and President

RICHARDSON INTERNATIONAL, INC.

/s/ Edward J. Richardson
By:	Edward J. Richardson
Title:	President

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A.,

/s/ Michelle Mazurek
By:	Michelle Mazurek
Title:	Assistant Vice President

LENDERS:

JPMORGAN CHASE BANK, N.A.,

/s/ Michelle Mazurek
By:	Michelle Mazurek
Title:	Assistant Vice President

JP MORGAN EUROPE LIMITED

/s/ Michelle Mazurek
By:	Michelle Mazurek
Title:	Assistant Vice President

JP MORGAN CHASE BANK, N.A. London Branch, as Overdraft Lender

/s/ Michelle Mazurek
By:	Michelle Mazurek
Title:	Assistant Vice President

JPMORGAN CHASE BANK, N.A., through its Singapore Branch

/s/ Michelle Mazurek
By:	Michelle Mazurek
Title:	Assistant Vice President

JPMORGAN CHASE BANK, N.A., through its Hong Kong Branch

/s/ Michelle Mazurek
By:	Michelle Mazurek
Title:	Assistant Vice President

ANNEX A

PRICING SCHEDULE

Applicable Margin	Level I Status	Level II Status	Level III Status
Eurocurrency Rate	1.25%	1.50%	1.75%
Commitment Fee	.25%	.25%	.25%
Floating Rate	0.00%	0.00%	0.00%
HIBOR Rate	1.25%	1.50%	1.75%
SIBOR Rate	1.25%	1.50%	1.75%
Standby Letter of Credit Fee	1.25%	1.50%	1.75%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the US-Borrower delivered by the US-Borrower pursuant to this Agreement.

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the US-Borrower referred to in the most recent Financials, the Leverage Ratio is less than or equal to 1.0 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the US-Borrower referred to in the most recent Financials, (i) the US-Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than or equal to 1.5 or 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the US-Borrower referred to in the most recent Financials, the US-Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than or equal to 2.0 to 1.0.

“Status” means, at any date of determination, whichever of Level I Status, Level II Status, or Level III Status.

The US-Borrower’s Status as at the last day of each fiscal quarter (which shall be used to compute the average Leverage Ratio) shall be determined from the then most recent Financials. The numerator upon which the average Leverage Ratio will be calculated shall be based on the sum of daily outstandings for all Loans and Letters of Credit under the Agreement divided by the total number of days in the applicable quarter. The Leverage Ratio shall be computed by dividing such numerator by Adjusted EBITDA calculated for the US-Borrower and its Subsidiaries for the period of the trailing four consecutive fiscal quarters ending on or most recently ended prior to any date of determination. Any adjustment shall be effective commencing five (5) Business Days after the delivery to the Lenders of such Financials. In the event that the US-Borrower shall at any time fail to furnish to the Lenders such Financials (together with a Compliance Certificate) within the time limitations specified by this Agreement, then the maximum Applicable Margin shall apply from the date of such failure until the fifth (5th) Business Day after such Financials (and accompanying Compliance Certificate) are so delivered.

EXHIBIT I

OFFICER’S CERTIFICATE

This Certificate is delivered to JPMorgan Chase Bank, N.A., as Administrative Agent by Richardson Electronics, Ltd., pursuant to that certain Revolving Credit Agreement, dated as of July 27, 2007 among the Borrowers named therein, the Lenders set forth on the signature pages thereto and the Administrative Agent identified therein (as amended or modified from time to time, the “Credit Agreement”). All capitalized terms used herein but not defined shall have the respective meanings ascribed thereto in the Credit Agreement. The undersigned, the duly appointed Chief Financial Officer of Richardson Electronics, Ltd., hereby certifies to the Administrative Agent and the Lenders that on the date hereof (i) no Default or Unmatured Default has occurred and is continuing, (ii) that all the representations and warranties contained in Article V of the Credit Agreement are true and correct on and as of the date hereof, and (iii) the Goodwill Impairment Charge shall be recognized as a non-cash charge in accordance with Agreement Accounting Principles and other than charges already reported, shall be recognized solely in respect of the US-Borrower’s fiscal periods ended on or about February 28, 2009 and May 30, 2009.

This Certificate is delivered as of July 20, 2009.

By:
Its:

EXHIBIT G-1

HONG KONG ROLLOVER NOTICE

DATE: [                    ]

TO: JPMorgan Chase Bank, N.A., as Administrative Agent

Dear Sir:

The undersigned, Richardson Electronics Hong Kong Limited (the “Borrower”), refers to Section 2.7.3A of the Revolving Credit Agreement dated as of July 27, 2007 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, together with the other parties designated as the “Borrowers” therein, the lenders from time to time parties hereto (each, a “Lender” and collectively, the “Lenders”) and JPMorgan Chase Bank, N.A, as Administrative Agent. Unless otherwise defined herein, capitalized terms used herein have the meanings given to them in the Credit Agreement.

We hereby confirm our request that the present outstanding Advances by way of HIBOR Advance be rolled over at maturity, effective the last day of the applicable Interest Period in accordance with Section 2.7.3A in the form of a new HIBOR Advance the amount of H$ [            ] maturing [            ] for a new Interest Period terminating on [            ].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the effective date of the continuation: (A) the representations and warranties contained in Article 5 of the Credit Agreement are correct, before and after giving effect to the continuation and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which case they were correct as of such earlier date; and (B) no event has occurred and is continuing, or will result from such continuation or from the application of the proceeds therefrom, which constitutes a Default or an Unmatured Default.

RICHARDSON ELECTRONICS HONG KONG LIMITED

Name:
Title:

Name:
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